Exhibit (d)(5)

CONFIDENTIAL

December 21, 2025

ANV Global Services, Inc.

Attention: Adam Karkowsky

59 Maiden Lane Fl 43

New York, NY 10038

Email: [Redacted]

RE:	Nondisclosure Agreement

Ladies and Gentlemen:

In connection with a possible transaction involving ANV Global Services, Inc. (the “Receiving Party,” “you” or “your”) or one of your Affiliates and Open Lending Corporation, a Delaware corporation (such possible transaction, the “Potential Transaction”), the Receiving Party may engage in discussions with Open Lending Corporation (the “Company” and, together with its controlled Affiliates, the “Company Group”), and the Company may make certain information available to the Receiving Party. Accordingly, the Company and the Receiving Party (collectively, the “Parties”) hereby agree as follows:

1.	Certain Definitions. As used herein:

(a)            “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person; provided that, as used in this definition, “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

(b)            “Confidential Information” means (i) all confidential and proprietary information related to the Company Group or their respective businesses, properties, operations, products, services, employees, members, insureds, assets, liabilities, actual or potential financial results or prospects, data processing and procedures, billing and collection procedures, policy holder information, formulas, methods, know-how, processes, data, designs, developmental work, marketing requirements, marketing plans or pricing furnished, made available or otherwise provided by or on behalf of the Company or any of its Representatives to the Receiving Party or any of its Representatives in connection with the Potential Transaction, whether furnished on or after the date hereof, whether written or in intangible form, such as oral, visual or electronic, whether or not identified as being proprietary and/or confidential and regardless of the manner in which it is furnished, including all information derived, summarized or extracted from any such information, including notes, records, reports, analyses, copies, summaries, translations, memoranda, compilations, data, forecasts, models, studies, interpretations or other files, materials or documents prepared by the Receiving Party or any of its Representatives that contain, reflect, are generated or are based upon, in whole or in part, such information, including any that may be stored on any electronic media, computer, word processor or other similar device, (ii) that Confidential Information (or any portion thereof) has been furnished, provided or made available to you or your Representatives or any other third party or that you or your Representatives have requested, received or reviewed any portion thereof, (iii) the existence or contents hereof, (iv) that you or the Company is considering a Potential Transaction, (v) that investigations, discussions or negotiations are taking place or have taken place related to a Potential Transaction or involving the Company, or the status thereof or the identity of the Parties, (vi) any of the terms, conditions or other facts or information related to a Potential Transaction or such investigation, discussions or negotiations, including the status or termination thereof (the foregoing clauses (ii) – (vi), “Transaction Information”), and (vii) any opinion or view with respect to the Confidential Information that references the Confidential Information; provided, however, that, in the case of the foregoing clause (i), Confidential Information does not include any such information that (1) is or becomes generally available to the public (other than as a result of disclosure by the Receiving Party or any of its Representatives in violation of this letter agreement (this “Agreement”)), (2) is or becomes available to the Receiving Party or its Representatives on a non-confidential basis from a Person, other than the Company or any of its Representatives, who is not actually known to the Receiving Party or its Representatives to be subject to an obligation of confidentiality to the Company, (3) is independently developed by the Receiving Party or any of its Representatives without the use of or reference to or reliance on any Confidential Information, (4) was in your possession or the possession of your Representatives prior to disclosure to the Recipient or its Representatives by or on behalf of the Company, (5) is furnished pursuant to (A) the Producer Agreement, dated as of October 22, 2013, by and between AmTrust North America, Inc. and Lenders Protection, LLC (as amended), (B) the Profit Share Agreement, effective as of October 22, 2013, by and between AmTrust North America, Inc. and Lenders Protection, LLC (as amended), (C) the Claims Services Agreement, effective as of August 1, 2011, by and between AmTrust North America, Inc. and Insurance Administrative Services, LLC (as amended) or (D) any other agreement between the Company Group and you or your Affiliates that contains confidentiality provisions in favor of the Company Group or (6) was furnished pursuant to that certain Nondisclosure Agreement dated June 30, 2025 among the Company and AmTrust Financial Services, Inc.

(c)            “Person” means any (i) corporation, limited liability company, limited partnership, limited liability partnership, partnership, company, trust, association, joint venture or other entity or any unincorporated association, (ii) governmental or regulatory agency, department, body or political subdivision thereof or (iii) any individual.

(d)            “Representatives” means, with respect to any Person, such Person’s Affiliates and its and their respective directors, officers, managers, members, general partners, employees, potential debt or equity financing sources, rating agencies, professional advisors (including, inter alia, financial advisors, attorneys, accountants, tax advisors and consultants).

2.             Confidentiality and Use. You recognize and acknowledge the competitive value and confidential nature of the Confidential Information and the damage that could result to the Company Group if any Confidential Information is disclosed except as authorized by this Agreement. You shall (a) use the Confidential Information solely for the purpose of evaluating, negotiating, pursuing and/or consummating a Potential Transaction and not for any other purpose (the “Permitted Purpose”), (b) keep the Confidential Information confidential and treat it in accordance with the terms hereof and (c) not, without the Company’s prior written consent, disclose any Confidential Information, in any manner whatsoever, in whole or in part, to any other Person (the foregoing clauses (a)–(c), the “Confidentiality and Use Restrictions”), except (i) to the extent required or requested by applicable law, regulation, stock exchange rule or the terms of a subpoena or order issued by a court or other governmental body or similar legal process pursuant to applicable law or regulation (“Legally Compelled”) and only in compliance with Section 3 and (ii) that the Confidential Information may be disclosed to any of your Representatives; provided that (1) any such Representative needs to know such Confidential Information to assist you in the Permitted Purpose and (2) you shall direct any such Representative to comply with the Confidentiality and Use Restrictions. The Company acknowledges and agrees that possession or knowledge of Confidential Information by you or any of your Representatives who serves on an affiliated company’s board of directors or other governing body, or is otherwise affiliated with or employed by such affiliated company, shall not, solely for that reason, be deemed imputed to such affiliated company.

3.             Legally Compelled Disclosure. If you or your Representatives are Legally Compelled, based on the advice of your or their legal counsel, to disclose any Confidential Information, prior to any such disclosure (if commercially feasible and legally permissible), (a) you or such Representative, as applicable, shall promptly notify the Company in writing of the existence, terms and circumstances surrounding such requirement, (b) you or such Representative, as applicable, shall reasonably cooperate with the Company, at the Company’s expense, to take legally available steps to resist or narrow such requirement and obtain an appropriate protective order or other remedy and (c) if disclosure of such Confidential Information is required, you or such Representative, as applicable, may disclose only any such Confidential Information that you are or such Representative is advised by legal counsel is Legally Compelled to be disclosed and shall, if commercially feasible and legally permissible, give the Company written notice of the Confidential Information to be disclosed as far in advance as practicable and exercise all reasonable efforts to obtain an order or other reliable assurance that confidential treatment shall be accorded to such Confidential Information. Notwithstanding anything to the contrary herein, if you or your Representatives become subject to a broad request for information by a regulatory, self-regulatory or administrative authority that has authority to regulate or oversee such entity’s business or that of its Affiliates (together, “Governmental Authority”) that is not directly targeted at the Company Group or the Confidential Information, then you and/or your Representatives may disclose such Confidential Information to such Governmental Authority that it deems to be reasonably responsive to answer such request without any requirement to provide prior notice to the Company.

4.             Nonsolicitation/Nonhire. For a period of one (1) year from the date hereof, neither you nor your controlled affiliates that have received Confidential Information in connection with the Proposed Transaction shall, directly or indirectly, solicit, offer to employ or hire any employee of the Company who you first learned of in connection with the Proposed Transaction (other than through an employee census or list) (a “Restricted Person”); provided, however, that the foregoing shall not prevent a bona fide general advertising or a general solicitation not targeting Restricted Persons (including the use of general advertisements, search firms or recruiting agencies) or soliciting, offering to employ or hiring a Restricted Person who has ceased to be employed by the Company by at least six (6) months. Notwithstanding anything herein to the contrary, nothing herein shall preclude AmTrust Financial Services, Inc. or any of its wholly-owned subsidiaries from soliciting, offering to hire or hiring Restricted Persons.

5.             Standstill. You agree that, for a period of one (1) year from the date of this Agreement, neither you nor your controlled affiliates that have received Confidential Information in connection with the Proposed Transaction shall purchase or sell common equity securities of the Company. Notwithstanding anything to the contrary in this Agreement, (a) you shall be permitted to make a confidential, non-public proposal for a Potential Transaction to the board of directors of the Company and (b) nothing herein shall preclude AmTrust Financial Services, Inc. or any of its wholly-owned subsidiaries from purchasing or selling common equity securities of the Company.

6.             Communications. All communications, requests for additional information, requests for facility tours or management meetings and discussions or questions, in each case, related to a Potential Transaction, shall be submitted or directed exclusively to Representatives of the Company designated in writing by the Company. Neither you nor any of your Representatives shall initiate or maintain any contact with (a) any director, officer, manager, stockholder or employee of the Company or (b) any customer, vendor, supplier, licensor, licensee, creditor, investor, regulator or other business relation of the Company related to a Potential Transaction. Further, neither you nor any of your Affiliates shall intentionally utilize any Confidential Information to induce or attempt to induce any Person to cease doing business with the Company. Notwithstanding anything to the contrary contained herein, nothing in this Section 6 shall prohibit you or your Representatives from (i) making a confidential, non-public proposal for a Potential Transaction to the board of directors of the Company or from communicating with the Chief Executive Officer, the Chief Financial Officer, the General Counsel, counsel to the Company, the Board of Directors of the Company or any of its stockholders with respect to a Potential Transaction (along with any employee introduced to you by such persons) or (ii) ordinary course communications either (A) unrelated to the Potential Transaction or (B) among persons that are not directly involved with consummating the Potential Transaction.

7.             Privileged Information. If any Confidential Information includes materials or information subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, you acknowledge that you and the Company have a commonality of interest related to such matters and it is the desire and intention of the Company that the sharing of such material is not intended to waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. Nothing herein obligates any Party to reveal material subject to the attorney-client privilege, work product doctrine or any other applicable privilege.

8.             No Binding Obligation; No Representations or Warranties. This Agreement does not constitute or create any obligation of the Company to provide any Confidential Information to you or any of your Representatives, and under no circumstances is the Company obligated to provide or make available any Confidential Information or update or supplement any Confidential Information previously furnished. Neither the Company nor any of its Representatives has made or is making, and you and your Representatives are not relying on, any representation or warranty herein, express or implied, as to the timeliness, accuracy, adequacy or completeness of the Confidential Information, including any projections, estimates, budgets or information relating to the assets, liabilities, results of operations, condition (financial or otherwise), customers, suppliers or employees of the Company Group. Only those representations or warranties that are made in a definitive written agreement providing for a Potential Transaction, when, as and if executed and delivered, and subject to the limitations and restrictions as may be specified therein, shall have any legal effect. Unless and until a definitive written agreement providing for a Potential Transaction has been executed and delivered by each of the Parties, neither Party shall be under any legal obligation of any kind related to a Potential Transaction (or any other transactions) by virtue of (a) this Agreement or (b) any written or oral expression related to a Potential Transaction by either Party or its Representatives except, in the case hereof, as to the matters expressly agreed to herein. As used herein, the term “definitive written agreement providing for a Potential Transaction” does not include memorandums of understanding, indications of interest, letters of intent, term sheets, exclusivity agreements and other similar preliminary documents, in each case, whether binding or non-binding.

9.             Exclusive Property. All Confidential Information is and shall always remain the exclusive property of the Company Group, and you acknowledge the right, title and interest of the Company Group in and to such information. Except as set forth herein, the Company has not granted you or any of your Representatives any right to license, copyright or similar right related to any of the Confidential Information, by implication or otherwise. This Agreement shall not, under any circumstances, be deemed to create a partnership or joint venture between you and the Company.

10.           Return or Destroy. Upon the Company’s written request for any reason, you and your Representatives shall promptly, at your option, either (a) deliver to the Company, at your own expense, all of the written Confidential Information (other than Transaction Information) in your possession or control or in the possession or control of any of your Representatives, respectively (including Confidential Information (other than Transaction Information) stored in any computer, word processor or similar electronic device) or (b) destroy all written Confidential Information (other than Transaction Information) in your possession or control or in the possession or control of any of your Representatives, respectively; provided, however, that you or your Representatives may retain (i) data or electronic records containing Confidential Information (other than Transaction Information) for the purposes of routine backup, recovery, contingency planning or business continuity planning so long as such data or records are not accessible in the ordinary course of business and (ii) written Confidential Information (other than Transaction Information) in the records of your or your Representatives’ legal department to the extent and for so long as such is required for you to comply with applicable law, regulation or internal document retention guidelines. All Confidential Information shall remain subject to the Confidentiality and Use Restrictions and obligations hereunder for the term of this Agreement.

11.            Termination. This Agreement shall terminate and be of no force or effect from and after the date that is one (1) year following the date hereof; provided, however, that any such termination shall not relieve either Party from liability for any breach hereof prior to such termination.

12.            Material Nonpublic Information. You acknowledge that you (a) are aware (and that your Representatives are aware or, upon receipt of any Confidential Information, will be advised by you) that the Confidential Information being furnished to you or your Representatives may contain material nonpublic information regarding the Company and (b) understand that the United States securities laws generally prohibits any Person that has obtained material nonpublic information about an issuer of securities from such issuer from purchasing or selling securities of such issuer or, in certain specified circumstances, from communicating such information to any other Person.

13.	General.

(a)            Amendments. This Agreement may be amended, supplemented or changed only by a written instrument signed by each Party.

(b)            Waivers; Consents. Any provision hereof may be waived, and any breach of any provision hereof may be consented to, by the Party entitled to the benefit of such provision only by means of a written waiver or consent that is validly executed by such Party and that refers specifically to the particular provision or provisions subject to such waiver or consent. The failure or refusal by either Party to insist upon strict performance of any provision hereof or to exercise any right in any one (1) or more instances or circumstances shall not be construed as a waiver or relinquishment of such provision or right.

(c)            Entire Agreement. This Agreement is the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among or between either of the Parties related to the subject matter hereof.

(d)            Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall be one (1) and the same instrument. Delivery of an executed counterpart hereof by facsimile, email or other electronic transmission (including. pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) shall be effective as delivery of an original counterpart hereof.

(e)            Governing Law; Forum; Waiver of Jury Trial. This Agreement, and all claims, disputes and causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) that may be based on, arise out of or relate hereto or the negotiation, execution, performance or subject matter hereof (“Contract Claims”), shall be governed by the laws of the State of Delaware applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law that would result in the application of the law of another jurisdiction. For any Contract Claim, each Party (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the U.S. District Court for the District of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware, (ii) agrees that all Contract Claims shall be heard and determined exclusively in the courts identified in the foregoing clause (i), (iii) waives any objection to laying venue in any Contract Claim in such courts, (iv) waives any objection that any such court is an inconvenient forum or does not have jurisdiction over such Party and (v) agrees that service of process upon such Party in any such Contract Claim shall be effective if such process is given as a notice under Section 13(f). Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall prevent a Party from utilizing Confidential Information in connection with the prosecution or defense of a Contract Claim. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PROVIDED BY LAW ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LITIGATION ARISING DIRECTLY OR INDIRECTLY OUT OF, UNDER OR IN CONNECTION WITH, THIS AGREEMENT.

(f)            Notices . All notices and other communications hereunder shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt by nonautomatic means, whether electronic or otherwise), (ii) when sent by email (with written confirmation of transmission) or (iii) one (1) business day after the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses and email addresses (or to such other address or email address as a Party may have specified by notice given to the other Party under this Section 13(f)):

If to the Company:

Open Lending Corporation

1501 South Mopac Expressway, Suite 450

Austin, TX 78746

Attn: [Redacted]

Email: [Redacted]

If to the Receiving Party, at the address or email address set forth on the first page hereof.

(g)            Remedies. Each Party agrees that (i) the other Party could be irreparably injured by a breach or threatened breach of this Agreement by the such Party or any of its Representatives and (ii) monetary remedies may be inadequate to protect the other Party against any actual or threatened breach or continuation of any breach of this Agreement. Without prejudice to any other rights and remedies otherwise available to either Party under this Agreement or otherwise, each Party shall be entitled to seek equitable relief, including an injunction and specific performance, in addition to all other remedies available to it at law or in equity to prevent breaches or threatened breaches of this Agreement by the other Party or any of its Representatives. Each Party shall be liable for the failure of any of its Representatives, including any actions or inactions by any of its Representative that would constitute a breach hereof if such Representative was a party hereto, to comply with the terms of this Agreement applicable to such Party’s Representatives (including the failure to comply with any direction hereunder); provided that you shall not be liable for breaches by any of your Representatives that have executed an agreement of confidentiality directly with the Company relating to some or all Confidential Information or the Potential Transaction.

(h)            Assignability; No Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated, in whole or in part, by either Party without the prior written consent of the other Party, and any such assignment without such prior written consent shall be null and void. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the Parties and their respective successors and permitted assigns. Nothing herein is intended to or shall confer upon any Person, other than the Parties, any right, benefit or remedy of any nature whatsoever.

(i)             Severability. Any term or provision hereof that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(j)            Disclaimer. Notwithstanding anything contained herein to the contrary, the Company acknowledges that you and your Affiliates may now and in the future be direct competitors of the Company Group and that your or their receipt and possession of Confidential Information will not, in and of itself, prevent or restrict you and your Affiliates in any way from carrying on your/their business in the ordinary course, including developing a business, or making quotes or bids in direct competition with the Company Group; provided that in doing so you and your Affiliates comply with your/their obligations hereunder. The Company further acknowledges that you and your Affiliates may now or in the future evaluate, invest in (directly or indirectly, including providing financing to) or do business with competitors or potential competitors of the Company Group, and that neither the execution of this Agreement nor receipt of the Confidential Information is intended to or shall restrict or preclude such activities.

(k)            Identifying Transaction Information. The Company shall not, without your prior written consent, disclose any Transaction Information to any other Person in any manner that identifies you or your Representatives by name or reasonably identifiable description, except (i) to the extent Legally Compelled (subject to compliance with Section 3, mutatis mutandis), (ii) if it has become generally available to the public (other than as a result of disclosure by the Company or any of its Representatives in violation of this Agreement) or (iii) to any of the Company's Representatives but only to the extent (1) any such Representative needs to know such Transaction Information to assist the Company in connection with the Potential Transaction and (2) the Company shall direct any such Representative to comply with the foregoing. The Company agrees that it shall be responsible for any breach of the foregoing by its Representatives.

(l)	Construction.

(i)             No Strict Construction. Each Party (1) agrees that it has been represented by legal counsel during the negotiation and execution hereof and has participated in the drafting and negotiation hereof and (2) waives the application of any law, regulation, holding or rule of construction providing that ambiguities in a contract or other document shall be construed against the party drafting such contract. If an ambiguity or question of intent or interpretation arises with respect hereto, this Agreement shall be construed as if it was drafted by both Parties, and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of authorship of any of the provisions hereof.

(ii)            Interpretation. Any reference herein to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa. When a reference is made herein to a Section, such reference shall be to a Section hereof unless otherwise indicated. The headings herein are for reference purposes only and shall not affect in any way the meaning or interpretation hereof. Whenever the words “include,” “includes” or “including” are used herein, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used herein shall refer to this Agreement as a whole and not to any particular provision hereof. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” In the event of any conflict between this Agreement, on the one hand, and the terms of any confidentiality or similar legend set forth in a confidential information memorandum (or similar documents) or the terms of any “click-through” agreement related to an internet- based data room or similar repository of Confidential Information, on the other hand, the terms hereof shall govern.

[Remainder of Page Intentionally Left Blank]

Very truly yours,

OPEN LENDING CORPORATION

By:	[Redacted]
	Name:	[Redacted]
	Title:	Chief Executive Officer

[Signature Page to Nondisclosure Agreement]

If the foregoing accurately sets forth our agreement, please execute this Agreement where indicated and return a copy to us.

AGREED AND ACKNOWLEDGED
(as of the date indicated above):

ANV GLOBAL SERVICES, INC.

By:	[Redacted]
	Name:	[Redacted]
	Title:	Chief Executive Officer

[Signature Page to Nondisclosure Agreement]